Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809

ECOLAB DELIVERS RECORD THIRD QUARTER EARNINGS
Third quarter reported EPS $0.74, +23%; adjusted EPS $0.66, +8%
Adjusted full year 2010 EPS forecast +12% to +13% to $2.22 to $2.24

2010 THIRD QUARTER HIGHLIGHTS:

•                  Record reported diluted EPS $0.74, +23%

•                  Record adjusted diluted EPS $0.66, +8%, excluding special gains and charges and discrete tax items

•                  Reported sales +1% to $1.6 billion; fixed currency sales +3%

•                  Strong sales growth from Kay, Asia Pacific and Latin America, along with a solid U.S. profit increase, drove earnings gain

	Third quarter and nine months ended Sept. 30
	(unaudited)
	Third Quarter		%	Nine Months		%
(Millions, except per share)	2010	2009	change	2010	2009	change

Net Sales	$1,561.9	$1,546.4	1%	$4,514.2	$4,336.1	4%

Operating Income	245.1	223.0	10%	603.2	485.5	24%

Pretax Income	230.2	207.9	11%	558.3	439.4	27%
Taxes	55.9	62.7	-11%	158.8	137.0	16%
Net Income Attributable to Ecolab	$174.2	$145.0	20%	$399.0	$301.5	32%

Diluted Earnings Per Share	$0.74	$0.60	23%	$1.68	$1.26	33%
Diluted Average Shares Outstanding	237.0	240.6	-1%	238.0	239.6	-1%

ST. PAUL, Minn., Oct. 26, 2010:  Ecolab Inc. reported record third quarter earnings as strong sales growth in its Kay, Asia Pacific and Latin American operations, along with solid U.S. profit improvement, benefited results.

Ecolab’s reported net sales rose 1% to $1.6 billion in the third quarter of 2010; measured in fixed currencies, sales rose 3%.  Net income attributable to shareholders increased 20% to a record $174 million, with reported diluted earnings per share up 23% to $0.74.

Third quarter 2010 and 2009 results included special gains and charges and discrete tax items.  Excluding those items, adjusted third quarter 2010 diluted earnings per share were a record $0.66, an 8% increase from adjusted third quarter 2009 diluted earnings per share of $0.61.  Currency translation had an immaterial effect on reported and adjusted diluted earnings per share in the third quarter of 2010.

Segment review

Third quarter 2010 sales for Ecolab’s U.S. Cleaning & Sanitizing operations rose 4% to $719 million.  Ecolab’s U.S. Cleaning & Sanitizing operating income increased 5% to $149 million.

U.S. Other Services third quarter sales were flat when compared with last year at $118 million. Operating income grew 7% to $20 million.

Sales of Ecolab’s International operations, when measured at fixed currency rates, grew 3% to $775 million in the third quarter.  Fixed currency operating income increased 1% to $80 million when compared with last year.  When measured at public currency rates, International sales decreased 1% and operating income was flat.

The Corporate segment includes special gains and charges, which are reported as a separate line item on the income statement. Third quarter 2010 included a net special gain of $5 million (before and after tax) resulting primarily from a gain on the sale of an investment.  Third quarter 2009 included a net special charge of $7 million which included a restructuring charge of $5 million ($4 million after tax) for actions primarily taken to optimize our workforce.  The Corporate segment also includes investments in the development of business systems and other corporate investments we are making as part of our ongoing efforts to improve our efficiency and returns.

The reported income tax rate for the third quarter 2010 was 24.3% and compared with the reported rate of 30.2% for the third quarter 2009.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted effective income tax rate in the third quarter 2010 was 30.3% compared with 32.0% for the same period last year. The decrease in the third quarter adjusted effective tax rate was due primarily to increased benefits in 2010 from the domestic manufacturing deduction in the U.S.  The discrete tax items for the quarter were driven primarily by the favorable settlement of an IRS appeals case.

Ecolab reacquired 2.9 million shares of its common stock during the third quarter under its share repurchase program.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “We are pleased with the third quarter’s results.  We continued to execute well on our 2010 plan — aggressively pursuing new accounts, leveraging our product innovation, and improving our efficiency — while making the strategic investments and acquisitions we need to build growth for our future.

“Our markets continue their slow recovery, though the rate of improvement differs by region and end market.  We expect to once again outperform these trends in the fourth quarter, using our same effective actions as we drive to achieve another year of double-digit earnings growth in 2010 and at the same time set a strong base for growth in the years ahead.  Our opportunities are substantial and we are determined to realize them, and in doing so deliver superior results and service for our customers and strong returns for our shareholders.”

Business Outlook

2010 – Full Year

Ecolab narrowed its forecasted range for adjusted earnings per share, which exclude special gains and charges and discrete tax items, for the full year ending December 31, 2010 to be in the $2.22 to $2.24 range from the previous forecast of $2.21 to $2.26.

Through the third quarter, special gains and charges in the aggregate did not have a significant impact on earnings per share.  Ecolab expects special charges of $0.03 to $0.04 per share for the full year, reflecting efforts to be undertaken to drive efficiencies in the business.  Future amounts related to discrete tax items for 2010, if any, are not currently quantifiable.

2010 – Fourth Quarter

Ecolab expects continued sales growth in fixed currencies in the fourth quarter 2010 over the fourth quarter 2009. Currency translation is expected to have an unfavorable effect on reported sales and minimal impact on fourth quarter earnings per share.

Our outlook for the fourth quarter 2010 is as follows:

Gross Margins	approx. 51%
SG&A % of sales	approx. 37%
Interest expense, net	approx. $15 million
Effective tax rate	30% - 31%
Adjusted EPS, excluding special gains and charges	$0.59 - $0.61

Reported fourth quarter 2009 earnings per share of $0.48 included $0.07 of special gains and charges and discrete tax items.  Excluding these items, fourth quarter 2009 adjusted diluted earnings per share were $0.55.

With sales of $6 billion and more than 26,000 associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Ecolab will host a live webcast to review the third quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site.

Listening to the webcast requires Internet access, the Windows Media Player, Real Player or other compatible streaming media player.

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, fixed currency operating income, adjusted effective tax rate, and adjusted diluted earnings per share.  We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, significant in amount and important to an understanding of underlying business performance. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because the amounts excluded do not necessarily reflect costs associated with historical trends or expected future costs.

We evaluate the performance of our International operations based on fixed currency rates of foreign exchange. Fixed currency sales and fixed currency operating income measures eliminate the impact of exchange rate fluctuations on our international sales and operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance.  Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2010.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures used by other companies.  Investors should not rely on any single financial measure when evaluating our business.  We recommend that investors view these measures in conjunction with the GAAP measures included in this news release.  A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings Per Share Information” included in this news release.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2010 fourth quarter and full year financial and business prospects, including estimated sales, gross margins, selling, general and administrative expense, investments, interest expense, special gains and charges, effective tax rates, discrete tax items, currency translation, end-market economic activity, and adjusted diluted earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include the vitality of the markets we serve; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; fluctuations in raw material and delivered product costs; our ability to develop competitive advantages through innovation; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; the ability to acquire complementary businesses and to effectively integrate such businesses; the impact of investments to develop business systems or to optimize our business structure; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; changes in laws, regulations or accounting standards; public health epidemics; the occurrence of litigation or claims; acts of war, terrorism, severe weather or natural or man-made disasters; the loss or insolvency of a major customer, supplier or distributor; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME
THIRD QUARTER ENDED SEPTEMBER 30, 2010

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			September 30%
(millions, except per share)	2010	2009	Change	2010	2009	Change

Net sales	$1,561.9	$1,546.4	1%	$4,514.2	$4,336.1	4%

Cost of sales (1)	763.4	763.9	0%	2,230.1	2,196.9	2%
Selling, general and administrative expenses	558.5	554.1	1%	1,681.9	1,596.8	5%
Special gains and charges (1)	(5.1)	5.4		(1.0)	56.9

Operating income	245.1	223.0	10%	603.2	485.5	24%

Interest expense, net	14.9	15.1	-1%	44.9	46.1	-3%

Income before income taxes	230.2	207.9	11%	558.3	439.4	27%

Provision for income taxes	55.9	62.7	-11%	158.8	137.0	16%

Net income including noncontrolling interest	174.3	145.2	20%	399.5	302.4	32%

Less: Net income attributable to noncontolling interest	0.1	0.2		0.5	0.9

Net income attributable to Ecolab	$174.2	$145.0	20%	$399.0	$301.5	32%

Earnings attributable to Ecolab per common share
Basic	$0.75	$0.61	23%	$1.71	$1.27	35%
Diluted	$0.74	$0.60	23%	$1.68	$1.26	33%

Weighted-average common shares outstanding
Basic	232.8	237.0	-2%	233.8	236.5	-1%
Diluted	237.0	240.6	-1%	238.0	239.6	-1%

(1) Amounts include the following special gains and charges:

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions)	2010	2009	2010	2009

Cost of sales
Restructuring	$—	$1.3	$—	$9.4
Subtotal cost of sales	—	1.3	—	9.4

Special (gains) and charges
Restructuring	—	4.0	—	52.6
Gain on sale of investment	(5.9)	—	(5.9)	—
Business structure and optimization	0.6	0.7	1.8	2.3
Venezuela currency devaluation	—		4.2
Business write-downs and closures	(0.4)	—	(1.4)	—
Other items	0.6	0.7	0.3	2.0
Subtotal special gains and charges	(5.1)	5.4	(1.0)	56.9
Total special (gains) and charges	$(5.1)	$6.7	$(1.0)	$66.3

ECOLAB INC.

OPERATING SEGMENT INFORMATION

THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2010

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			September 30%
(millions)	2010	2009	Change	2010	2009	Change

Net Sales
United States
Cleaning & Sanitizing	$718.9	$693.2	4%	$2,040.5	$1,987.2	3%
Other Services	117.6	117.6	0%	337.2	340.0	-1%
Total	836.5	810.8	3%	2,377.7	2,327.2	2%
International	775.5	755.2	3%	2,224.7	2,155.4	3%
Subtotal at fixed currency rates	1,612.0	1,566.0	3%	4,602.4	4,482.6	3%
Effect of foreign currency translation	(50.1)	(19.6)		(88.2)	(146.5)
Consolidated	$1,561.9	$1,546.4	1%	$4,514.2	$4,336.1	4%

Operating Income
United States
Cleaning & Sanitizing	$148.6	$141.1	5%	$400.6	$370.0	8%
Other Services	19.7	18.4	7%	52.9	49.9	6%
Total	168.3	159.5	6%	453.5	419.9	8%
International	80.1	79.1	1%	172.4	162.3	6%
Subtotal at fixed currency rates	248.4	238.6	4%	625.9	582.2	8%
Corporate	0.4	(13.2)		(18.4)	(84.0)
Effect of foreign currency translation	(3.7)	(2.4)		(4.3)	(12.7)
Consolidated	$245.1	$223.0	10%	$603.2	$485.5	24%

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

	September 30	December 31	September 30
(millions)	2010	2009	2009
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$168.4	$73.6	$107.5
Accounts receivable, net	1,019.8	1,016.1	1,013.0
Inventories	456.5	493.4	474.8
Deferred income taxes	78.6	83.9	93.8
Other current assets	131.2	147.2	126.9
Total current assets	1,854.5	1,814.2	1,816.0

Property, plant and equipment, net	1,137.3	1,176.2	1,149.1
Goodwill, net	1,313.8	1,414.1	1,369.8
Other intangible assets, net	291.2	312.5	312.2
Other assets	264.7	303.9	341.7

Total assets	$4,861.5	$5,020.9	$4,988.8

Liabilities and Equity
Current liabilities
Short-term debt	$343.6	$98.5	$121.0
Accounts payable	346.9	360.9	367.3
Compensation and benefits	267.7	302.1	271.8
Income taxes	25.0	21.8	31.0
Other current liabilities	455.4	466.9	501.8
Total current liabilities	1,438.6	1,250.2	1,292.9

Long-term debt	647.3	868.8	850.0
Postretirement health care and pension benefits	577.5	603.7	601.7
Other liabilities	230.3	288.6	274.2

Ecolab shareholders’ equity
Common stock	332.5	329.8	329.5
Additional paid-in capital	1,281.3	1,179.3	1,154.0
Retained earnings	3,188.4	2,898.1	2,819.2
Accumulated other comprehensive loss	(320.2)	(232.9)	(224.6)
Treasury stock	(2,517.8)	(2,173.4)	(2,116.3)
Total Ecolab shareholders’ equity	1,964.2	2,000.9	1,961.8
Noncontrolling interest	3.6	8.7	8.2
Total equity	1,967.8	2,009.6	1,970.0

Total liabilities and equity	$4,861.5	$5,020.9	$4,988.8

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2009	2009	2009	2009	2009	2009	2009
Diluted earnings per share, as reported (U.S. GAAP)	$0.24	$0.41	$0.65	$0.60	$1.26	$0.48	$1.74

Adjustments:
Special (gains) and charges (1)	0.09	0.08	0.18	0.02	0.20	0.04	0.24
Tax expense (benefits) (2)	0.00	(0.00)	(0.00)	(0.02)	(0.02)	0.02	(0.00)

Adjusted diluted earnings per share	$0.33	$0.50	$0.83	$0.61	$1.44	$0.55	$1.99

	First	Second	Six	Third	Nine
	Quarter	Quarter	Months	Quarter	Months
	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30
	2010	2010	2010	2010	2010
Diluted earnings per share, as reported (U.S. GAAP)	$0.40	$0.54	$0.94	$0.74	$1.68

Adjustments:
Special (gains) and charges (3)	0.02	0.00	0.02	(0.02)	(0.00)
Tax expense (benefits) (4)	(0.00)	0.01	0.01	(0.05)	(0.05)

Adjusted diluted earnings per share	$0.41	$0.56	$0.97	$0.66	$1.63

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special gains and charges for 2009 include restructuring charges of $20.9 million, $18.9 million, $4.4 million and $7.8 million, net of tax, in the first, second, third and fourth quarter, respectively.  Special gains and charges for 2009 also includes other items, net of tax.

(2) Third quarter 2009 tax benefits primarily include discrete tax benefits related to our 2005 Federal tax return. Fourth quarter 2009 discrete tax expense primarily includes the impact of international tax costs from optimizing our business structure.

(3) Special gains and charges for 2010 include a $4.4 million charge, net of tax, related to currency devaluation in Venezuela recorded in the first quarter and a $5.9 million gain, net of tax, on the sale of an investment in the third quarter,  as well as other items, net of tax.

(4) First quarter 2010 tax benefits include discrete tax benefits related to tax audit settlement in Germany, partially offset by discrete tax expense related to the impact of a change in Medicare prescription drug benefit tax deductions. Second quarter 2010 discrete tax expense primarily includes the impact of international tax costs from optimizing our business structure. Third quarter 2010 tax benefits primarily include discrete tax impacts of recognizing settlements and adjustments related to prior year tax returns.